EXHIBIT 99.1

Epicor Completes Private Placement

Epicor to Focus on Growth Opportunities in the Marketplace

IRVINE, Calif., February 13, 2003 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today announced the completion of a private placement of approximately $5.7 million with the venture capital firm Trident Capital. Trident purchased 300,000 shares of newly created series D participating preferred stock issued by the company for an aggregate purchase price of 5.7 million. Each share of preferred is convertible into 10 shares of common stock. The price of the series D preferred stock was determined to be $19.10, reflecting Epicor’s closing price of $1.91 on February 10, 2003, the day preceding the purchase agreement.

“We are excited about the company’s fundamental value and the progress management has made to optimize its industry positioning,” said Don Dixon, Managing Director, Trident Capital. “Epicor has a winning combination of strategy, management, products, technology and market opportunity.”

“I am very pleased that Trident Capital, one of the market’s leading venture capital firms and one of our long term investors, has endorsed our strategic initiatives and recognizes Epicor’s value as we continue to execute on achieving our goals,” said George Klaus, Chairman, President and CEO. “Don Dixon has been a member of our Board of Directors since 1995 and has been instrumental in the company’s strategic vision to expand its offerings and leverage its technical and functional expertise in the midmarket.” Klaus continued, “With our strengthened balance sheet, we can continue to pursue synergistic acquisitions that could generate incremental revenue and growth opportunities by adding to our installed base of customers.”

About Trident Capital

Trident Capital is a leading venture capital and private equity fund with over $1.2 billion of capital under management, including $519 million of capital in its most recent fund, Fund V. Trident has invested in over 100 companies since its inception in 1993. The firm focuses on investments in the information services and enterprise software sectors, with numerous investments in the ERP, CRM and outsourced customer management markets, as well as in businesses providing enabling technologies to companies in these markets. Trident invests across multiple stages, with experience in both traditional venture capital growth investing as well as in management buyouts, spin-outs of divisions of public companies and roll-ups. The firm has offices in Palo Alto, CA; Lake Forest, IL; Los Angeles, CA; and Westport, CT.

About Epicor Software Corporation

Epicor is a leading provider of integrated enterprise software solutions for midmarket companies around the world. Founded in 1984, Epicor has over 15,000 customers and delivers end-to-end, industry-specific solutions that enable companies to immediately improve business operations and build competitive advantage in today’s Internet economy. Epicor’s comprehensive suite of integrated software solutions for Customer Relationship Management, Financials, Manufacturing, Supply

Chain Management, Professional Services Automation and Collaborative Commerce provide the scalability and flexibility to support long-term growth. Epicor’s solutions are complemented by a full range of services, providing single point of accountability to promote rapid return on investment and low total cost of ownership, now and in the future. Epicor is headquartered in Irvine, California and has offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. The foregoing statements regarding growth opportunities, potential value, possible acquisitions and incremental revenue, which are not historical fact, are “forward-looking statements” that involve risks and uncertainties. Actual events and results may differ materially. Such risks and uncertainties include but are not limited to, the company’s success in controlling costs, achieving operating results and margins; fluctuations in demand for the company’s products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades, the impact of competitive products and pricing, the Company’s ability to successfully integrate acquisitions and other factors discussed in the company’s periodic reports as filed with the Securities and Exchange Commission, including, but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2002 at pages 23-30. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. The company undertakes no obligation to revise or update publicly any forward-looking statements.